Exhibit 99.1

FOR RELEASE: Tuesday, April 27, 2021 at 4:30 PM (Eastern)

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS RESULTS OF OPERATIONS FOR
THE THREE AND NINE MONTHS ENDED MARCH 31, 2021

Shreveport, Louisiana – April 27, 2021 – Home Federal Bancorp, Inc. of Louisiana (the “Company”) (Nasdaq: HFBL), the holding company of Home Federal Bank, reported net income for the three months ended March 31, 2021 of $1.4 million compared to net income of $977,000 reported for the three months ended March 31, 2020. The Company’s basic and diluted earnings per share (split adjusted) were $0.44 and $0.41, respectively, for the three months ended March 31, 2021 compared to basic and diluted earnings per share of $0.29 and $0.27, respectively, for the three months ended March 31, 2020. The Company reported net income of $4.1 million for the nine months ended March 31, 2021 compared to $2.8 million for the nine months ended March 31, 2020. The Company’s basic and diluted earnings per share (split adjusted) were $1.26 and $1.20, respectively, for the nine months ended March 31, 2021 compared to $0.83 and $0.77, respectively, for the nine months ended March 31, 2020.

The Company reported the following key achievements during the nine months ended March 31, 2021:

❖	Total deposits increased $44.6 million or 9.7% to $505.4 million at March 31, 2021, compared to $460.8 million at June 30, 2020.
❖	Total mortgage loans originated for sale were $160.0 million for the nine months.
❖	Total loan deferrals decreased from $84.1 million at June 30, 2020 to $5.0 million at March 31, 2021.
❖	Time deposits decreased $32.4 million, or 20.5%, to $125.2 million at March 31, 2021, compared to $157.6 million at June 30, 2020.

Home Federal Bank announced that its Board of Directors declared a two-for-one stock split in the form of a 100% stock dividend, payable March 31, 2021, to stockholders of record as of March 22, 2021. Under the terms of the stock split, the Company’s stockholders received a dividend of one share for every share held on the record date. The dividend was paid in authorized but unissued shares of common stock of the Company. The par value of the Company's stock was not affected by the split and will remain at $0.01 per share. The outstanding shares of stock after the split increased from approximately 1.7 million shares to 3.4 million shares. The Company’s most recent quarterly cash dividend was $0.165 per share payable on February 15, 2021. The Board of Directors maintained a similar level of total cash dividends to shareholders post-split and declared a quarterly cash dividend of $0.0825 per share on April 21, 2021, payable on May 17, 2021 to shareholders of record at the close of business on May 3, 2021.

In light of the events surrounding the COVID-19 epidemic, the Company is continually assessing the effects of the pandemic on its employees, customers and communities.  In March 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted.  The CARES Act contains many provisions related to banking, lending, mortgage forbearance and taxation.  The Company has worked diligently to help support its customers through the SBA Paycheck Protection Program (“SBA PPP”), loan modifications and loan deferrals.  On December 27, 2020, the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act (the “Economic Aid Act”) became law.  The Economic Aid Act extended the authority to make SBA PPP loans through May 31, 2021.  As of March 31, 2021, Home Federal Bank has funded 577 SBA PPP loans totaling approximately $68.4 million to existing customers and key prospects located primarily in our trade area of NW Louisiana.  Our commercial lenders and operational support staff have worked diligently to accomplish what seemed to be an insurmountable task in providing a lifeline to our small community businesses.  We believe the customer interaction during this time provides a real opportunity to broaden and deepen our customer relationships while benefiting our community.  We have had $33.4 million of SBA PPP loans that have been forgiven which represents 48.8% of the total amount of loans funded.   The provision for loan losses for the nine months ended March 31, 2021 was $1.8 million compared to $1.4 million for the nine months ended March 31, 2020.  The increase in the provision for loans losses was primarily a result of the deterioration of market conditions which have been adversely affected by the COVID-19 pandemic and the related uncertainty regarding the pandemic’s future.

    Home Federal Bank is also working with customers affected by COVID-19 through payment accommodations on their loans. Borrowers who were current prior to becoming affected by COVID-19, that received payment accommodations as a result of the pandemic, generally are not reported as past due. Effects of COVID-19 may negatively impact management assumptions and estimates, such as the allowance for loan losses.  The Bank is evaluating all payment accommodations to customers to identify and quantify any impact they might have on the Bank. However, it is difficult to assess or predict how and to what extent COVID-19 will affect the Company in the future.

The increase in net income for the three months ended March 31, 2021, as compared to the prior year quarter resulted primarily from an $899,000, or 25.4%, increase in net interest income, and an increase of $166,000, or 15.9%, in non-interest income, partially offset by an increase of $359,000, or 11.8%, in non-interest expense, an increase in provision for loan losses of $134,000, or 42.4%, and a $131,000, or 49.6% increase in provision for income taxes. The increase in net interest income for the three months ended March 31, 2021 was primarily due to a $578,000, or 43.4%, decrease in total interest expense, primarily due to a decrease of 74 basis points in the average rate on total interest-bearing deposits, and an increase of $321,000, or 6.6%, in total interest income.  The Company’s average interest rate spread was 3.31% for the three months ended March 31, 2021 compared to 2.98% for the three months ended March 31, 2020. The Company’s net interest margin was 3.53% for the three months ended March 31, 2021 compared to 3.30% for the three months ended March 31, 2020.

The increase in net income for the nine months ended March 31, 2021 resulted primarily from a $1.8 million, or 15.9%, increase in net interest income, an increase of $1.5 million, or 51.2%, in non-interest income, partially offset by an increase of $1.3 million, or 14.1%, in non-interest expense, an increase of $418,000, or 60.6%, in provision for income taxes and a $309,000, or 21.4%, increase in provision for loan losses. The increase in the provision for loan losses for the nine month period was primarily due to partial charge offs on two loans. The increase in net interest income for the nine month period was primarily due to a $1.4 million, or 34.8%, decrease in total interest expense, and a $356,000, or 2.3%, increase in total interest income. The Company’s average interest rate spread was 3.15% for the nine months ended March 31, 2021 compared to 3.13% for the nine months ended March 31, 2020. The Company’s net interest margin was 3.41% for the nine months ended March 31, 2021 compared to 3.47% for the nine months ended March 31, 2020.

    The following tables set forth the Company’s average balances and average yields earned and rates paid on its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended March 31,
	2021		2020
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$359,414	5.48%	$327,521	5.36%
Investment securities	66,428	1.88	73,229	2.20
Interest-earning deposits	84,661	0.16	29,700	1.28
Total interest-earning assets	$510,503	4.13%	$430,450	4.54%

Interest-bearing liabilities:
Savings accounts	$115,788	0.46%	$70,123	1.29%
NOW accounts	45,920	0.17	32,505	0.56
Money market accounts	77,451	0.24	72,781	1.02
Certificates of deposit	132,423	1.62	164,786	2.05
Total interest-bearing deposits	371,582	0.79	340,195	1.53
Other bank borrowings	2,399	3.21	1,591	4.67
FHLB advances	879	5.07	1,160	5.01
Total interest-bearing liabilities	$374,860	0.81%	$342,946	1.56%

	For the Nine Months Ended March 31,
	2021		2020
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$371,247	5.23%	$331,827	5.46%
Investment securities	62,039	1.95	70,336	2.30
Interest-earning deposits	71,087	0.14	23,590	1.82
Total interest-earning assets	$504,373	4.11%	$425,753	4.74%

Interest-bearing liabilities:
Savings accounts	$102,642	0.57%	$58,604	1.22%
NOW accounts	43,360	0.23	31,713	0.60
Money market accounts	74,629	0.33	74,192	1.15
Certificates of deposit	145,450	1.71	170,192	2.08
Total interest-bearing deposits	366,081	0.94	334,701	1.59
Other bank borrowings	2,062	3.23	997	4.78
FHLB advances	941	4.81	1,234	4.72
Total interest-bearing liabilities	$369,084	0.96%	$336,932	1.61%

The $166,000 increase in non-interest income for the three months ended March 31, 2021, compared to the prior year quarterly period, was primarily due to an increase of $332,000 in gain on sale of loans, a $76,000 loss on sale of real estate during the 2020 period compared to none for the 2021 period, and a $7,000 increase in non-interest other income, partially offset by a decrease of $219,000 in gain on sale of securities, a decrease of $27,000 in service charges on deposit accounts, and a $3,000 decrease in income from bank owned life insurance. The $1.5 million increase in non-interest income for the nine months ended March 31, 2021 compared to the prior year nine month period was primarily due to an increase of $1.8 million in gain on sale of loans, and an increase of $15,000 in other non-interest income, partially offset by a $219,000 decrease in gain on sale of securities, a $90,000 decrease in service charges on deposit accounts, a $6,000 decrease in income from bank owned life insurance, and a $4,000 gain on sale of real estate during the 2020 period compared to none for the 2021 period. The Company sells most of its long term fixed rate residential mortgage loan originations primarily in order to manage interest rate risk.

           The $359,000 increase in non-interest expense for the three months ended March 31, 2021, compared to the same period in 2020, is primarily attributable to increases of $239,000 in compensation and benefits expense, $34,000 in occupancy and equipment expense, $32,000 in data processing expense, $31,000 in loan and collection expense, $30,000 in other non-interest expenses, and $23,000 in deposit insurance premiums expense. The increases were partially offset by decreases of $22,000 in legal fees, $6,000 in franchise and bank shares tax expense, and $2,000 in audit and examination fees. The $1.3 million increase in non-interest expense for the nine months ended March 31, 2021, compared to the same nine month period in 2020, is primarily attributable to increases of $895,000 in compensation and benefits expense, $200,000 in real estate owned valuation adjustment expense, $136,000 in data processing expense, $91,000 in deposit insurance premium expense, $76,000 in occupancy and equipment expense, $43,000 in other non-interest expenses, $40,000 in loan and collection expense, and $13,000 in audit and examination fees expense, partially offset by decreases of $139,000 in advertising expense, $46,000 in franchise and bank shares tax expense and $21,000 in legal fees.

At March 31, 2021, the Company reported total assets of $563.3 million, an increase of $45.0 million, or 8.7%, compared to total assets of $518.2 million at June 30, 2020. The increase in assets was comprised primarily of increases in cash and cash equivalents of $46.1 million, or 84.0%, from $54.9 million at June 30, 2020 to $101.0 million at March 31, 2021, loans held-for-sale of $7.5 million, or 50.4%, from $14.8 million at June 30, 2020 to $22.2 million at March 31, 2021, investment securities of $7.4 million, or 11.8%, from $62.9 million at June 30, 2020 to $70.4 million at March 31, 2021, premises and equipment of $1.6 million, or 11.9%, from $13.2 million at June 30, 2020 to $14.8 million at March 31, 2021, real estate owned of $308,000, or 32.4%, from 950,000 at June 30, 2020 to $1.3 million at March 31, 2021, and deferred tax assets of $245,000, or 32.4%, from $757,000 at June 30, 2020 to $1.0 million at March 31, 2021. These increases were partially offset by decreases in loans receivable, net of $17.6 million, or 4.9%, from $359.9 million at June 30, 2020 to $342.3 million at March 31, 2021, and other assets of $483,000, or 4.5%, from $10.8 million at June 30, 2020 to $10.3 million at March 31, 2021. The increase in investment securities was primarily due to security purchases of $33.0 million offset by principal repayments on mortgage backed securities of $22.2 million and a redemption of FHLB stock for $2.4 million.  The increase in loans held-for-sale resulted primarily from an increase in loans originated for sale during the nine months ended March 31, 2021.

Total liabilities increased $43.4 million, or 9.3%, from $467.7 million at June 30, 2020 to $511.1 million at March 31, 2021 primarily due to an increase in total deposits of $44.6 million, or 9.7%, to $505.4 million at March 31, 2021 compared to $460.8 million at June 30, 2020, partially offset by a decreases of $700,000, or 30.4%, in other borrowings from $2.3 million at June 30, 2020 to $1.6 million at March 31, 2021, $269,000, or 7.7% in other liabilities from $3.5 million at June 30, 2020 to $3.2 million at March 31, 2021, and a decrease of $184,000, or 17.4%, in advances from the Federal Home Loan Bank from $1.1 million at June 30, 2020 to $876,000 at March 31, 2021.  The increase in deposits was primarily due to a $39.2 million, or 46.7%, increase in savings deposits from $83.8 million at June 30, 2020 to $123.0 million at March 31, 2021, a $25.9 million, or 25.0%, increase in non-interest bearing deposits from $103.4 million at June 30, 2020 to $129.3 million at March 31, 2021, a $6.8 million, or 9.0%, increase in money market deposits from $74.6 million at June 30, 2020 to $81.4 million at March 31, 2021, and an increase in NOW accounts of $5.1 million, or 12.5%, from $41.4 million at June 30, 2020 to $46.5 million at March 31, 2021, partially offset by a decrease of $32.4 million, or 20.5%, in certificates of deposit from $157.6 million at June 30, 2020 to $125.2 million at March 31, 2021. The Company had $10.7 million in brokered deposits at March 31, 2021 compared to $16.1 million at June 30, 2020.  The decrease in advances from the Federal Home Loan Bank was primarily due to principal paydowns on amortizing advances.

At March 31, 2021, the Company had $2.7 million of non-performing assets (defined as non-accruing loans, accruing loans 90 days or more past due, and other real estate owned) compared to $7.2 million of non-performing assets at June 30, 2020, consisting of six commercial real estate loans to one borrower, two single-family residential loans, one single-family residential property and two commercial real estate properties in other real estate owned at March 31, 2021, compared to five single-family residential loans, five commercial real estate loans to one borrower, one lot loan, one land loan and two commercial real estate properties in other real estate owned at June 30, 2020.  The decrease in non-performing assets from $7.2 million at June 30, 2020 to $2.7 million at March 31, 2021 was primarily due to a payoff of $2.0 million on one lot loan and one land loan to the same borrower, a write-down of $907,000 on a lot loan, a write-down of $698,000 on a commercial real estate loan, and the paydown of a portion of the collateral on the same commercial real estate loan totaling $449,000.  At March 31, 2021, the Company had two single family residential loans, six commercial real estate loans to one borrower, and two commercial real estate loans to one borrower classified as substandard compared to four single family residential loans, two commercial land and lot development loans, and six commercial real estate loans to one borrower classified as substandard at June 30, 2020. There were no loans classified as doubtful at March 31, 2021 or June 30, 2020.

    Under the CARES Act, loans less than 30 days past due as of March 31, 2021 will be considered current for COVID-19 modifications. Similarly, the Financial Accounting Standards Board has confirmed that short-term modifications made on a good-faith basis in response to COVID-19 to loan customers who were current prior to any relief will not be considered troubled debt restructurings.

The Bank handles loan payment modification requests on a case-by-case basis. During the nine months ended March 31, 2021, there were payment deferrals on three loans with principal balances totaling $5.0 million, representing 1.4% of our loans outstanding as of March 31, 2021. A majority of deferrals are three-month payment deferrals of principal and interest, with payments after deferral increased to collect amounts deferred.  It is too early to determine if these modified loans will perform in accordance with their modified terms.

Details with respect to actual loan modifications are as follows:

	Number of Covid-19 Deferments Year Ended June 30, 2020	Balance (in thousands)	Percent of Total Loans at at June 30, 2020
One-to-Four family residential	101	$27,705	25.6%
Commercial real estate	40	28,278	32.5
Multi-family residential	9	18,046	38.0
Land	7	1,190	6.6
Construction	1	680	8.3
Equity and second mortgage	--	--	--
Equity lines of credit	19	1,586	12.9
Commercial business	39	6,609	8.1
Consumer	--	--	--
Total	216	$84,094	23.0%

	Number of Covid-19 Remaining Deferments at March 31, 2021	Balance (in thousands)	Percent of Total Loans at March 31, 2021
One-to-Four family residential	1	$2,237	2.2%
Commercial real estate	1	2,553	2.7
Multi-family residential	--	--	--
Land	--	--	--
Construction	--	--	--
Equity and second mortgage	--	--	--
Equity lines of credit	1	180	1.9
Commercial business	--	--	--
Consumer	--	--	--
Total	3	$4,970	1.4%

Shareholders’ equity increased $1.6 million, or 3.2%, to $52.1 million at March 31, 2021 from $50.5 million at June 30, 2020.  The primary reasons for the changes in shareholders’ equity from June 30, 2020 were net income of $4.1 million, the vesting of restricted stock awards, stock options, and the release of employee stock ownership plan shares totaling $465,000, and proceeds from the issuance of common stock from the exercise of stock options of $219,000, partially offset by the acquisition of Company stock of $1.7 million, dividends paid totaling $844,000, and a decrease in the Company’s accumulated other comprehensive income of $647,000.

    The Company repurchased 69,812 shares of its common stock during the nine months ended March 31, 2021 at an average price per share of $25.12. On November 18, 2020, the Company announced that its Board of Directors approved a tenth stock repurchase program for the repurchase of up to 85,000 shares. As of March 31, 2021, there were 77,000 shares remaining for repurchase under the tenth stock repurchase program.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its seven full-service banking offices and home office in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend”, or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may”.  We undertake no obligation to update any forward-looking statements.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations; general economic conditions; the scope and duration of the COVID-19 pandemic; the effects of the COVID-19 pandemic, including on the Company’s credit quality and operations as well as its impact on general economic conditions; legislative and regulatory changes including actions taken by governmental authorities in response to the COVID-19 pandemic; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities including the effects of the Tax Reform Act; changes in interest rates, deposit flows, the cost of funds, demand for loan products and the demand for financial services, in each case as may be affected by the COVID-19 pandemic, competition, changes in the quality or composition of the Company’s loans, investment and mortgage-backed securities portfolios; geographic concentration of the Company’s business; fluctuations in real estate values; the adequacy of loan loss reserves; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and fees.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	March 31, 2021	June 30, 2020
	(Unaudited)
ASSETS

Cash and cash equivalents	$100,971	$54,871
Debt Securities available-for-sale at fair value	28,565	42,060
Securities held-to-maturity (fair value March 31, 2021: $41,731; June 30, 2020: $21,879)	41,802	20,858
Loans held-for-sale	22,254	14,798
Loans receivable, net of allowance for loan losses (March 31, 2021: $4,387; June 30, 2020: $4,081)	342,313	359,927
Premises and equipment, net	14,814	13,235
Deferred tax asset	1,002	757
Real estate owned	1,258	950
Other assets	10,281	10,764

Total assets	$563,260	$518,220

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$505,396	$460,810
Advances from the Federal Home Loan Bank of Dallas	876	1,060
Other Borrowings	1,600	2,300
Other liabilities	3,246	3,515

Total liabilities	511,118	467,685

Shareholders’ equity	52,142	50,535

Total liabilities and shareholders’ equity	$563,260	$518,220

Home Federal Bancorp, Inc. of Louisiana CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share data) (Unaudited)
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2021	2020	2021	2020
Interest income
Loans, including fees	$4,853	$4,378	$14,574	$13,662
Investment securities	1	12	5	43
Mortgage-backed securities	307	401	905	1,218
Other interest-earning assets	34	83	76	281
Total interest income	5,195	4,874	15,560	15,204
Interest expense
Deposits	723	1,298	2,571	3,992
Federal Home Loan Bank borrowings	11	14	34	44
Other bank borrowings	19	19	50	36
Total interest expense	753	1,331	2,655	4,072
Net interest income	4,442	3,543	12,905	11,132

Provision for loan losses	450	316	1,750	1,441
Net interest income after provision for loan losses	3,992	3,227	11,155	9,691

Non-interest income
Gain on sale of loans	936	604	3,553	1,751
(Loss) Gain on sale of real estate and fixed assets	--	(76)	--	4
Gain on sale of securities	--	219	--	219
Income on Bank-Owned Life Insurance	31	34	99	105
Service charges on deposit accounts	231	258	731	821
Other income	15	8	43	28

Total non-interest income	1,213	1,047	4,426	2,928

Non-interest expense
Compensation and benefits	2,200	1,961	6,552	5,657
Occupancy and equipment	387	353	1,157	1,081
Data processing	176	144	571	435
Audit and examination fees	49	51	178	165
Franchise and bank shares tax	105	111	302	348
Advertising	45	45	118	257
Legal fees	91	113	355	376
Loan and collection	89	58	266	226
Real estate owned valuation adjustment	--	--	200	--
Deposit insurance premium	35	12	103	12
Other expenses	215	185	603	560

Total non-interest expense	3,392	3,033	10,405	9,117

Income before income taxes	1,813	1,241	5,176	3,502
Provision for income tax expense	395	264	1,108	690

NET INCOME	$1,418	$977	$4,068	$2,812

EARNINGS PER SHARE

Basic	$0.44	$0.29	$1.26	$0.83
Diluted	$0.41	$0.27	$1.20	$0.77

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2021	2020	2021	2020

Selected Operating Ratios(1):
Average interest rate spread	3.31%	2.98%	3.15%	3.13%
Net interest margin	3.53%	3.30%	3.41%	3.47%
Return on average assets	1.06%	0.85%	1.01%	0.82%
Return on average equity	11.11%	7.93%	10.64%	7.53%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	0.48%	1.60%	0.48%	1.60%
Allowance for loan losses as a percent of non-performing loans	307.32%	52.29%	307.32%	52.29%
Allowance for loan losses as a percent of total loans receivable	1.27%	1.17%	1.27%	1.17%

Per Share Data:
Shares outstanding at period end	3,369,966	3,478,868	3,369,966	3,478,868
Weighted average shares outstanding:
Basic	3,218,876	3,363,450	3,238,321	3,406,966
Diluted	3,454,047	3,609,448	3,391,437	3,660,618
Tangible book value at period end	$15.47	$14.28	$15.47	$14.28
______________________
(1) Ratios for the three and nine month periods are annualized.
(2) Asset quality ratios are end of period ratios.

CONTACT:	James R. Barlow President and Chief Executive Officer (318) 222-1145